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                                                                    EXHIBIT 10.1


                              EMPLOYMENT AGREEMENT


         This Agreement is effective as of the 21st day of June, 1999, by and between Robert L. Macdonald, (hereinafter referred to as "Employee"), and Decora Industries, Inc., a Delaware Corporation, (hereinafter referred to as the "Company").

         WHEREAS, the Company wishes to employ Employee and Employee wishes to accept such employment on the terms and conditions set forth herein;

         NOW, THEREFORE, the parties agree as follows:

         1. TERM OF EMPLOYMENT: The Company hereby employs Employee and Employee hereby accepts employment on the terms and conditions of this Agreement for a term of three years commencing June 21, 1999 (the "Term"), subject to the provisions of paragraph 8 below.

         2. DUTIES: Employee shall have the title of Chief Financial Officer and be responsible for duties customarily associated with such position, which shall include, without limitation, those of Principal Financial Officer. Employee shall report to, and take direction from, the Chairman and CEO of the Company. Employee shall also perform such other duties pertaining to the operations of the Company as the Board of Directors of the Company (the "Board") may from time to time direct.

         3.   NECESSARY SERVICES:

              (a) Performance of Duties. Employee agrees that he will at all times faithfully, industriously and to the best of his ability, experience and talents, perform to the reasonable satisfaction of the Company all of the duties that may be assigned to him hereunder and shall devote such time to the performance of these duties as may be reasonably necessary therefor.

              (b) Full-Time Service. During the term of the Agreement, Employee shall be available on a full-time basis, to perform the duties assigned him, in accordance with the prevailing policies of the Company. Expenditures of reasonable amounts of time for personal, business, charitable and other activities shall not be deemed a breach of this Agreement, provided that such activities do not interfere with the services required to be rendered to the Company hereunder.

              (c) Exclusive Services. Employee agrees that during the period of his employment, Employee shall provide services exclusively pursuant to this Agreement, and Employee will not, without the prior written consent of the Company (which consent may be granted or withheld in the sole and absolute discretion of the Company), directly or indirectly:


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                  i)    plan or organize any business activity competitive with
the business or planned business of the Company or its affiliates, or combine, participate, or conspire with other employees of the Company or its affiliates or other persons or entities for the purpose of organizing any such competitive business activity; or

                  ii) divert or take away, or attempt to divert or take away, any of the customers or potential customers of the Company or its affiliates, either for himself or for any other person, firm, partnership, corporation or other business entity.

         4. THE COMPANY'S AUTHORITY: Employee agrees to observe and comply with the Company's rules and regulations as adopted by the Company's board of directors regarding performance of his duties and to carry out and to perform orders, directions, and policies stated by the Company to him periodically, either orally or in writing.

         5. COMPENSATION: Subject to such deductions as the Company may from time to time be required to make pursuant to law, governmental regulation or order, the Company agrees to pay to Employee during the term hereof, and Employee agrees to accept as payment in full for all services rendered by him to or for the benefit of the Company, the following compensation:

              (a) Base Salary. Base salary in an amount equal to a yearly rate of $290,000 payable in installments in accordance with the general practice of the Company. Such base salary will be subject to annual review and may be increased in the sole and absolute discretion of the Board or the Compensation Committee of the Board, as applicable.

              (b) Performance Based Compensation. Employee shall be entitled during each year to performance based compensation not to exceed 60% of Employee's base salary. For the first year of this Agreement, $30,000 of such incentive compensation will be paid with the closing of the first acquisition made by the Company with a market value exceeding $60 million; with the remaining incentive performance based compensation to be contingent upon achieving goals which the parties use their best efforts in good faith to agree upon not later than 30 days following the effective date of this Agreement, subject to the understanding that 50% of such remaining performance based compensation will be based on reaching or exceeding an agreed upon EBITDA target for the Company's fiscal year ending March 31, 2000. For the years following the first year of this Agreement, the parties shall use their best efforts in good faith to agree not later than 30 days prior to the commencement of each such year upon a set of criteria pursuant to which performance based compensation for such year shall be based.

              (c) Stock Options.

                  (i) Immediately Vesting. Concurrently with the execution hereof, the Company shall grant to Employee, effective as of the date hereof, the right and option to purchase 41,666 theretofore authorized but unissued common shares of the Company at an exercise price equal to the market value of such shares as of the date hereof.


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                  (ii)  Deferred Vesting.  Concurrently with the execution
hereof, the Company shall grant to Employee, the right and option to purchase 83,334 theretofore authorized but unissued common shares of the Company at an exercise price equal to the market value of such shares as of the date hereof. One-third of such options shall vest, if at all, and be immediately exercisable by Employee, on the first, second and third anniversary, respectively, of the date hereof, provided that Employee is then an employee of the Company as of the date of such vesting.

                  (iii) Stock Option Plan. The stock options to be granted to Employee shall be granted pursuant to the Company's 1999 Stock Option Plan, and shall be subject to all of the terms and conditions thereof.

         6. EMPLOYEE BENEFITS: In addition to the compensation set forth above, Employee agrees to grant Employee the following benefits for the Term:

              (a) Annual accrued vacation in accordance with prevailing policies of the Company, but not less than three (3) weeks per year;

              (b) Sick leave and personal leave with pay in accord with the prevailing policies of the Company;

              (c) Health and medical benefit insurance as granted by the Company to employees performing similar services;

              (d) Car allowance of $500.00 a month;

              (e) Any other benefits not specifically set forth herein as may be granted by the Company, in its sole and absolute discretion, to employees performing similar services.

         7. BUSINESS EXPENSES: Employee may incur, on behalf of and for the convenience of the Company, certain reasonable business expenses including travel and entertainment and other miscellaneous expenses. Expenses of Employee incurred on behalf of the Company will be reimbursed by the Company and it shall be the responsibility of Employee to retain vouchers and other proof of proper expenditures. The decision as to whether an expense incurred by Employee is for the benefit of the Company shall be in the sole discretion of the Company, and all expenses not deemed to be incurred for the benefit of the Company shall be paid by Employee.

         8.   TERMINATION:

              (a) This Agreement shall terminate at the option of the Company:

                  i) Immediately upon the death or permanent disability of Employee, "permanent disability" being defined as the inability of Employee to perform his duties as required


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hereunder as a result of physical or mental illness for a continuous period in excess of ninety (90) days.

                  ii) At the election of the Company, immediately upon the dismissal of Employee by the Company for cause. "Cause", as used in this section, shall include, without limitation, any one or more of the following:

                        (1) The breach by Employee of any material term or condition of this Agreement;

                        (2) The refusal or failure to perform duties assigned in accordance with the terms of this Agreement, if such refusal shall continue after written instructions to perform such duties have been given under the authority of the Board of Directors of the Company.

                        (3)  Engaging in one or more acts constituting a felony;

                        (4) Engaging in one or more acts involving fraud or serious moral turpitude;

                        (5) Engaging in acts of insubordination towards any officer or duly authorized representative of the Company;

                        (6) Misappropriating the Company's assets or engaging in gross misconduct materially injurious to the Company or its affiliates or subsidiaries; or

                        (7) Breach of any Trade Secrets and Confidentiality Agreement with the Company, including without limitation the agreement dated concurrently herewith.

                  iii) Without Cause, upon not less than twelve (12) months prior written notice of termination by the Company to Employee (provided, however that the effective date of termination pursuant to such notice shall in no event be prior to June 21, 2002).

         Notwithstanding the expiration of the initial three year term of this Agreement, this Agreement shall automatically be extended, and shall continue in full force and effect in accordance with its terms unless and until terminated as provided this subsection (a).

              (b) The Compensation paid upon termination shall be determined as follows:

                        (1) In the event of termination of this Agreement prior to completion of the Term or any extension thereof as set forth in Paragraph 8(a)(i) or 8(a)(ii), Employee shall be entitled to receive only accrued, but unpaid compensation up to the date of termination.


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                        (2)  In the event of any other termination of the
Agreement prior to the completion of the Term or any extension thereof, Employee shall be entitled to receive his compensation and benefits as set forth in this Agreement until the effective date of termination (taking into account any notice period required pursuant to Paragraph 8(a)(iii) above), except that if such termination occurs concurrently with or following a Change in Control (as defined below), then Employee shall be entitled to receive compensation and benefits as shall be set forth in a Supplemental Executive Compensation Agreement to be entered into between the Company and Employee in the form of that attached as Exhibit A to this Agreement (the "Supplemental Compensation Agreement").

         The Company shall have the option of paying any compensation payable pursuant to this subsection (b) in accordance with its regular payroll practices.

              (c) For purposes of this Agreement, a "Change of Control" shall have the meaning set forth in the Supplemental Compensation Agreement.

         9. NOTICES. All notices or demands of any kind which either party hereto may be required or may desire to serve upon the other party under the terms of this Agreement, shall be in writing and shall be served upon such other party by personal service upon such other party or by leaving a copy of said notice or demand, addressed to such other party at the address hereafter set forth, whereupon such service shall be deemed complete, or by mailing a copy thereof by registered or express mail, postage prepaid with return receipt requested, addressed as follows:

              IF TO THE COMPANY:

              Decora Industries, Inc.
              1 Mill Street
              Fort Edward, New York  12828

              WITH A COPY TO:

              Dale S. Miller, Esq.
              Miller & Holguin
              1801 Century Park East
              7th Floor
              Los Angeles, CA  90067

              IF TO EMPLOYEE:

              Mr. Robert Macdonald

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         In case of service by mail, service shall be deemed completed at the expiration of the third day after the date of mailing. The addresses to which notices and demands shall be delivered or sent may be changed from time to time by written notice served as herein above provided by either party upon the other party hereto.

         10. ATTORNEYS' FEES: If either party sues the other to enforce any of the terms of this Agreement, the prevailing party shall, in addition to all other damages, be entitled to recover reasonable attorneys' fees.

         11. LEGAL REPRESENTATION. Employee confirms that he is not represented by Miller & Holguin and that he has been advised to seek the advice of independent counsel in connection with the negotiation of this Agreement and the transactions contemplated hereby.

         12.  MISCELLANEOUS:

              (a) This Agreement shall be governed and construed in accordance with the substantive laws of the State of New York.

              (b) No change in the terms of this Agreement shall be effective unless made in writing and signed by the Employee and a duly authorized representative of the Company.

              (c) A waiver of any term or condition of this Agreement shall not be construed as a general waiver by the Company and the Company shall be free to reinstate any such term or condition with or without notice to the other party.

              (d) Employee's rights and obligations under this Agreement are personal and not assignable.

              (e) This Agreement contains the entire Agreement and understanding between the parties and supersedes all other agreements or understandings between the parties concerning employment. Neither party has relied on any representations other than those as contained herein.

              (f) This Agreement shall be binding on and inure to the benefit of the heirs, personal representatives, successors, and assigns of the parties; subject, however, to the restrictions on assignment contained herein.

              (g) The paragraph headings used in this Agreement are for reference and convenience only, and shall not in any way limit or amplify the terms and provisions hereof, nor enter into the interpretation of this Agreement.


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         IN WITNESS WHEREOF, he Company has caused this Agreement to be signed by their duly authorized officers and Employee has executed this Agreement effective as of the day and year first above written.


THE COMPANY:                                               EMPLOYEE:

DECORA INDUSTRIES, INC.



By:
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                                                           ROBERT L. MACDONALD


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